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                                                                   June 25, 1999



The Directors
Atlas Copco AB (publ)
S-10523 Stockholm
Sweden


Attention: Hans Ola Meyer



Dear Sirs:

Re: Project Pandion

We refer to the proposed offer (the "TENDER OFFER") to be made by Pandion Acquisition Corp., a special purpose vehicle company ("NEWCO") a wholly owned subsidiary of Atlas Copco North America Inc. a wholly owned subsidiary of Atlas Copco AB for all of the existing share capital of Rental Service Corporation (the "TARGET").

We have pleasure in setting out the terms upon which Credit Suisse First Boston ("CSFB") is prepared to arrange and underwrite a facility in connection with the Tender Offer.

CSFB hereby commits to underwrite and arrange a 364 day revolving credit facility (the "FACILITY") in a maximum principal amount of US$2,000,000,000 upon the terms and subject to the conditions set out in the summary of terms and conditions (the "TERM SHEET") attached hereto and subject to the matters set out or referred to below. Words and expressions defined in the Term Sheet have the same meanings when used in this letter.

The commitment of CSFB to arrange and underwrite the Facility is subject to the following:

      (i) there being, in CSFB's opinion, no material adverse change in the business, assets, condition (financial or otherwise), operations, performance, properties or prospects of Atlas Copco AB, or the Target and its subsidiaries since 31st March 1999;

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      (ii)  there not having occurred in CSFB's opinion, any material adverse change in financial, banking or capital markets conditions such that a successful syndication of the Facility could be materially affected;

      (iii) there being no event or circumstance in relation to the Tender Offer which would result in CSFB acting contrary to any law, regulation, treaty or official directive or request applicable to it;

      (iv) the preparation, execution and delivery of legal documentation in accordance with the terms and conditions set out in the Term Sheet;

      (v) all information furnished to us in connection with the Tender Offer and the Facility being true and accurate.

As consideration for CSFB's commitment hereunder you agree to pay the fees set out in a separate fee letter (the "Fee Letter") of even date herewith addressed by CSFB to you.

This letter, the Term Sheet and the Fee Letter and the contents of the same are confidential and shall not be disclosed to any person without the prior approval of CSFB, which shall not be unreasonably withheld other than (i) as required by law or court order, (ii) to your directors, officers, employees, investors and advisors on a confidential and need-to-know basis, and (iii) other than the Fee Letter, to the Target and its advisors in connection with the Offer.

The commitment given under this letter is non-assignable.

This letter shall be governed by, and construed in accordance with the laws of England and Wales. Any dispute shall be subject to the non-exclusive jurisdiction of the Courts of England and Wales to which you and CSFB irrevocably submit.

Please acknowledge your agreement to the terms of this letter and the Fee Letter by countersigning the attached copy of this letter and returning it together with a copy of the Fee Letter countersigned by yourselves to CSFB at the above address not later than 11:45 p.m. London time on June 27th 1999 failing which CSFB's commitment hereunder will expire at such time. By countersigning the attached copy of this letter you confirm CSFB's appointment as the sole and exclusive arranger of the Facility on the terms set out in this letter, the Term Sheet and the Fee Letter.

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We look forward to working with you in relation to the Offer.

Yours faithfully,


By: /s/ L. Smith-Morgan                     By: /s/ Andrew Nimmo
    --------------------------                  --------------------------
Name: L. Smith-Morgan                       Name: Andrew Nimmo
Position:  Director                         Position:  Director


For and on behalf of:
Credit Suisse First Boston





Accepted and agreed

By: /s/ Hans Ola Meyer                      By: /s/ Lennart Johansson
    --------------------------                  --------------------------
Name: Hans Ola Meyer                        Name: Lennart Johansson
Position:  Senior Vice President            Position:  Senior Vice President


For and on behalf of:

Atlas Copco AB